January 14, 2013

Dear Shareholders,

The members of the AO Partners Group have invested their own funds and funds of their clients to purchase 21.6% of the stock of Pro-Dex, Inc. (referred to sometimes herein as the Company). So, we are shareholders like you. As we noted in our proxy statement, in our view, the direct alignment of our economic interests and that of shareholders is vital. We will not benefit unless the stock price rises and all shareholders therefore benefit.

Shareholders have a choice to make. As we noted in our proxy statement, we believe that the current board is not moving Pro-Dex in the right direction, and that in light of the sustained financial and total shareholder return underperformance, as well as what we view as the lack of alignment to shareholder interests among the incumbent board due to insignificant shareholdings, the most effective way to help turn around the company is to ensure that there is greater shareholder representation on the board. If you agree with the ideas we have put forward and believe our Nominees will serve you well, please VOTE THE WHITE PROXY CARD. In either case, it is important to vote.

We urge you to review our proxy statement and related proxy materials. In addition, please keep the following information in mind:

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Pro-Dex’s shares have underperformed for at least 5-years. ISS stated that Pro-Dex “has substantially underperformed the Russell Microcap Index and its peers. Since June 2007, five years before the dissident announced it would nominate directors at the upcoming annual meeting, shares of PDEX declined by 58.1% compared to an 8.9% decline in the Russell Microcap Index and a 21.8% decline in the median of the peer group chosen by the Company.”(1)  We note that this underperformance includes the relative under-performance of Pro-Dex since Mr. Healey and Mr. Berthelot joined the board.

●	In the context of a declining share price, the Company’s SEC filings regarding total compensation speak for themselves (information taken from the Company’s public filings with the SEC):

Pro-Dex Inc. (Per DEF 14A)
	FY 2009 Compensation			FY 2010 Compensation			FY 2011 Compensation			FY 2012 Compensation
Insiders	Cash	Stock/ Options	Total	Cash	Stock/ Options	Total	Cash	Stock/ Options	Total	Cash	Stock/ Options	Total
Mark Murphy (former CEO and Director)	$328,019	$117,300	$445,319	$525,105	$78,300	$603,405	$627,403	$45,378	$672,781	$597,605	$55,707	$653,312
Mike Berthelot (CEO and Director) (1)	$9,750	$4,184	$13,934	$23,750	$2,976	$26,726	$35,500	$8,516	$44,016	$81,152	$201,386	$282,538
Hal Hurwitz (CFO)	NA	NA	NA	NA	NA	NA	$197,517	$18,151	$215,668	$196,194	$21,265	$217,459
Jeff Ritchey (former CFO)	$203,074	$1,542	$204,616	$202,181	$2,143	$204,324	$266,228	$0	$266,228	NA	NA	NA
Patrick Johnson (former Officer)	$251,382	$0	$251,382	$222,928	$0	$222,928	NA	NA	NA	NA	NA	NA
William Healey (Director)	$18,500	$3,230	$21,730	$19,250	$3,732	$22,982	$33,000	$8,516	$41,516	$37,489	$10,955	$48,444
David Holder (Director)	$9,000	$4,184	$13,184	$23,750	$2,976	$26,726	$35,000	$8,516	$43,516	$35,500	$10,955	$46,455
George Isaac (Director)	$18,500	$6,991	$25,491	$23,000	$2,863	$25,863	$34,000	$12,455	$46,455	$35,500	$10,955	$46,455
Michael Mesenbrink (former Director)	$8,750	$4,263	$13,013	NA	NA	NA	NA	NA	NA	NA	NA	NA
Valerio Giannini (former Director)	$8,750	$547	$9,297	NA	NA	NA	NA	NA	NA	NA	NA	NA
Total Compensation	$855,725	$142,241	$997,966	$1,039,964	$92,990	$1,132,954	$1,228,648	$101,532	$1,330,180	$983,440	$311,223	$1,294,663

Total Compensation
% of Total Sales			4.725%			4.881%			4.907%			7.502%

Note
1)  Board service and 9 weeks as CEO

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We believe our interests are aligned with shareholders because all of our Nominees other than Mr. Farrell own significant amounts of stock for themselves or the funds they manage. And even Mr. Farrell has purchased shares with his own funds, and pledged his time and reputation to board service.

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We are pledging that if elected to a majority on the board, our policy will be to pay each board member $200 per meeting, or a maximum of $10,000 per year in total board fees (this is a stark contrast to the $180,573 in board fees the current board received in fiscal year 2012). While we will reserve the possibility of issuing stock options to employees in the future, we will not grant directors stock or options now or in the future.

●
While the Company has tried to make an issue of the complaint naming Mr. Swenson, we believe the key point is that the complaint was dismissed, a fact that the Company has overtly and, we believe, improperly failed to indicate.

●
As we have noted in our proxy materials we believe it is important to reduce costs at the Company. ISS noted even “small reductions in costs such as board fees or executive pay can have a large impact on net income on a percentage and absolute basis.” So, we will look to reduce costs, but at this point we remain flexible as to how best reduce costs because we do not have all of the facts. However, pending further review, we have no plans to effect reductions in force, or plans specific to reducing costs.

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We stated in our prior proxy materials that we are looking to achieve cost savings from reduced board fees of approximately $170,000 per year. We estimate that this allows—all else being equal—for the conversion of an additional 4-5% of Gross Margin to Operating Margin. In other words, our planned reduction in board fees will amount to 4-5% of our estimate of Gross Margin.

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In order for Pro-Dex to get more sales, we believe the Company will have to rely on the affinities and emotional bonds it forms with its customers to increase sales. Additionally, we expect that the engineers working for Pro-Dex are going to potentially have very good ideas about how the business can be improved and how the company might work best with its customers. However, at this point we do not have specific plans on how to increase sales because we do not have all of the facts. So, we will remain flexible in addressing this issue.

●
ISS recommended a vote “for” dissident nominees Swenson and Cabillot, not Farrell. ISS went on to state that “the dissidents have demonstrated a compelling need for a change to the board’s composition.” We agree with ISS’ conclusion about the compelling need for change to the board’s composition, and urge shareholders to vote “for” all of our Nominees.

●	ISS very clearly stated: “DO NOT VOTE on the management card.”

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When we speak of the requirements of public board service and effective boardroom leadership, we are talking about the responsibility of the board of directors to protect shareholder value. The discussion in our proxy statement under the heading “Failure of the Current Board to Protect Shareholder Value” supports our contention that the current board has failed to protect shareholder value.

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We intend to help management better steward Company resources and grow revenue, by adding a new perspective and decision-making process to the current board, as discussed in our proxy statement.  As noted in our proxy statement, when elected we plan to lead a very thorough and complete and intense review of the Company, and our nominees will strive to reverse the Company’s poor financial performance by being well informed, independent, and decisive, with a strong focus on building long-term shareholder value.

Please take advantage of this opportunity to make a change. VOTE TO CHANGE PRO-DEX FOR THE BETTER. VOTE FOR ALL OF OUR DIRECTOR NOMINEES ON THE WHITE PROXY CARD.

Time is very short.  No matter how many or how few shares you own, it is very important that you vote the enclosed WHITE proxy card today and vote in Favor of electing us to represent you in the boardroom. PLEASE DO NOT RETURN A BLUE PROXY CARD or any other proxy card furnished to you on behalf of Pro-Dex. Not even to vote against them. Doing so may cancel your vote on the WHITE card.

If you have already returned a blue proxy card, you have every right to change your vote by voting a later-dated WHITE proxy card. Just please do so today.

Please rest assured that all communication with us and Alliance Advisors will not be shared with any party and will be held in strict confidentiality.

This proxy statement and the accompanying form of WHITE proxy card are available at http://www.viewproxy.com/aopartners. If you have any questions, require any assistance, or would like to request copies of these documents, please contact Alliance Advisors LLC, proxy solicitors for the AO Partners Group, at the following address and telephone number:

Alliance Advisors LLC
200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003
Shareholders Call Toll Free: 1-877-777-5216
Banks and Brokers Call Collect: 973-873-7700

Please also feel free to call or email Nick Swenson of the AO Partners Group at the following:

AO Partners I, LP
3033 Excelsior Blvd, Suite 560
Minneapolis, MN 55416
Office phone: 612-843-4301
inquiries@aopartners.net

(1) Permission to use quotations was neither sought nor obtained.

Important Information

The AO Partners Group (whose members are identified below) has nominated Nicholas J. Swenson, Raymond E. Cabillot and William James Farrell III as nominees to the board of directors Pro-Dex, Inc. (the “Company”) and are soliciting votes for the election of Nicholas J. Swenson, Raymond E. Cabillot and William James Farrell III as members of the board (the “AO Partners Nominees”). The AO Partners Group has sent a definitive proxy statement, WHITE proxy card and related proxy materials to shareholders of the Company seeking their support of the AO Partners Nominees at the Company’s Annual Meeting of Shareholders. Shareholders are urged to read the definitive proxy statement and WHITE proxy card because they contain important information about the AO Partners Group, the AO Partners Nominees, the Company and related matters. Shareholders may obtain a free copy of the definitive proxy statement and WHITE proxy card and other documents filed by the AO Partners Group with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov. The definitive proxy statement and other related SEC documents filed by the AO Partners Group with the SEC may also be obtained free of charge from the AO Partners Group.

Participants in Solicitation

The AO Partners Group consists of the following persons who are participants in the solicitation from the Company’s shareholders of proxies in favor of the AO Partners Nominees: AO Partners I, L.P.; AO Partners, LLC; Glenhurst Co.; Nicholas J. Swenson; Farnam Street Partners, L.P.; Farnam Street Capital, Inc.; Raymond E. Cabillot; and William James Farrell III. Such participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock. Information regarding the participants and their interests may be found in the definitive proxy statement of the AO Partners Group, filed with the SEC on December 20, 2012.